Exhibit 99.1
CENTERPLATE REPORTS 2007 THIRD QUARTER RESULTS
     STAMFORD, Conn., November 7, 2007 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the third quarter and fiscal year-to-date ended October 2, 2007. Net sales for the quarter increased by $27.2 million, or 12.4%, to $246.1 million, compared to net sales of $218.9 million for the third quarter of 2006. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased $2.3 million, or 9.6%, to $26.1 million for the third quarter of 2007 compared to $23.8 million in the third quarter of 2006, primarily due to strong results from Major League Baseball (MLB) accounts.
     During the quarter, MLB sales improved $12.6 million compared to the third quarter of 2006, primarily due to an increase in attendance and per capita spending at a number of MLB ballparks and the 2007 All-Star game which took place at AT&T Park in San Francisco in July. In addition, National Football League (NFL) sales increased $4.5 million primarily due to two additional games played during the quarter and increased per capita spending. Sales at convention centers increased $3.9 million due to an increase in the number of events at these facilities. Sales at the company’s arenas and all other facilities increased $4.9 million during the quarter, and sales at the company’s new accounts increased $3.9 million which was offset by a decline of $2.6 million in sales due to the termination of several of the company’s contracts.
     “We are pleased with the increase in net sales and adjusted EBITDA during the third quarter,” said Janet L. Steinmayer, President and CEO of Centerplate. She added, “We are also pleased that we are being recognized as an innovator in all areas of our business with the Washington Nationals awarding Centerplate the contract to become its culinary and merchandise partner, the announcement of our exclusive alliance with Niman Ranch, the country’s premier provider of gourmet meats, and our partnership with Denver Chef Kevin Taylor to open the Limelight Supper Club and Lounge in the Denver Performing Arts Complex in December.”
     For the thirty-nine weeks ended October 2, 2007 net sales increased 9.4% to $572.3 million from $523.1 million in the comparable period in 2006. Adjusted EBITDA for the thirty-nine week period was $46.8 million in both 2006 and 2007 with higher EBITDA resulting from increased sales in 2007 being offset by increased legal costs due to the company’s strategic initiatives and higher overhead expenses related to the efforts to retool the company for long-term growth.
     For the third quarter of 2007, the company reported net income of $6.0 million, or $0.27 per share, compared to net income of $12.3 million, or $0.54 per share, in the third quarter of 2006. The decline in net income this quarter was primarily due to the difference between the tax provision in the third quarter of 2006 compared to the third quarter of 2007. For the thirty-nine weeks ended October 2, 2007, the company reported net income of $0.2 million compared to $6.6 million in the prior year period. The year over year decline was driven by the higher SG&A described above, an increase in interest expense (including changes in the fair market value of the company’s derivatives) and a $1.0 million charge for expenses incurred in connection with the follow-on secondary offering. On a per share basis, for the thirty-nine week period, Centerplate reported net income of $0.01 compared to $0.29 per share for the comparable period in 2006.
     As previously announced, Centerplate will make its 47th consecutive monthly distribution to IDS holders on November 20, 2007 at the anticipated annual rate of approximately $1.56 per IDS.
     Centerplate will discuss its third quarter 2007 financial results on a conference call today, Wednesday, November 7 at 5:30 p.m. EST. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on November 7, 2007 through midnight on November 21, 2007. The replay can be accessed domestically by dialing 877-660-6853 or for international callers, 201-612-7415. The replay account number is 252 and the pass code for the replay call is 259870.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services, including concessions, catering and merchandise services, in more than 125 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
     Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	13 Weeks Ended		39 Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2007	2006	2007	2006
	(In thousands, except share data)
Net sales	$246,141	$218,929	$572,313	$523,133

Cost of sales (excluding depreciation and amortization)	197,357	175,999	466,563	425,833
Selling, general and administrative	23,112	19,588	60,473	51,684
Depreciation and amortization	7,995	7,212	23,090	21,337
Transaction related expenses	667	—	1,000	—
Contract related losses	—	—	—	100

Operating income	17,010	16,130	21,187	24,179

Interest expense	7,329	5,502	22,460	18,248

Other income	(470)	(501)	(1,514)	(1,164)

Income (loss) before income taxes	10,151	11,129	241	7,095

Income tax provision (benefit)	4,155	(1,140)	53	490

Net income (loss)	$5,996	$12,269	$188	$6,605

Basic and diluted net income per share with and without conversion option	$0.27	$0.54	$0.01	$0.29

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.59	$0.59

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	13 Weeks Ended		39 Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2007	2006	2007	2006
	(In thousands)
Net income (loss)	$5,996	$12,269	$188	$6,605
Income tax provision (benefit)	4,155	(1,140)	53	490

Income (loss) before income taxes	10,151	11,129	241	7,095
Adjustments:
Interest expense	7,329	5,502	22,460	18,248
Depreciation and amortization	7,995	7,212	23,090	21,337

EBITDA (1)	$25,475	$23,843	$45,791	$46,680

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$25,475	$23,843	$45,791	$46,680
Adjustments:
Transaction related expenses (2)	667	—	1,000	—
Contract related losses (3)	—	—	—	100

Adjusted EBITDA (1)	$26,142	$23,843	$46,791	$46,780

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(2)	Reflects expenses incurred in connection with the follow-on offering to the Company’s 2003 initial public offering.

(3)	Reflects non-cash expense for the write-off of impaired assets associated with the Company’s contracts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 2,	October 3,	October 2,	October 3,
	2007	2006	2007	2006
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,996	$12,269	$188	$6,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,995	7,212	23,090	21,337
Amortization of deferred financing costs	643	642	1,927	1,927
Non-cash interest earned on restricted cash	(118)	(112)	(350)	(310)
Derivative non-cash interest	250	(1,422)	368	(2,354)
Contract related losses	—	—	—	100
Deferred tax change	4,241	(1,512)	256	3
Gain (loss) on disposition of assets	—	(1)	(26)	(32)
Other	519	(23)	1,229	290

Changes in assets and liabilities	(5,636)	(2,943)	3,933	17,632

Net cash provided by operating activities	13,890	14,110	30,615	45,198

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,139)	(4,771)	(12,249)	(9,604)
Proceeds from sale of property and equipment	—	85	17	250
Contract rights acquired	(6,937)	(5,587)	(10,980)	(12,405)
Return of unamortized capital investment	—	—	—	1,828
Restricted cash	5,809	—	6,658	—

Net cash used in investing activities	(5,267)	(10,273)	(16,554)	(19,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	(24,500)	—	(65,500)	(5,000)
Borrowings — revolving loans	17,000	—	55,500	5,000
Principal payments on long-term debt	(269)	(269)	(807)	(807)
Dividend payments	(4,460)	(4,460)	(13,380)	(13,380)
Increase (decrease) in bank overdrafts	3,391	1,132	4,733	2,848

Net cash used in financing activities	(8,838)	(3,597)	(19,454)	(11,339)

INCREASE (DECREASE) IN CASH	(215)	240	(5,393)	13,928

CASH AND CASH EQUIVALENTS:
Beginning of period	34,413	55,098	39,591	41,410

End of period	$34,198	$55,338	$34,198	$55,338

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	October 2,	January 2,
	2007	2007
	(in thousands)
ASSETS
Current assets	$105,133	$102,194

Property and equipment, net	52,360	50,684

Contract rights, net	81,981	79,209

Cost in excess of net assets acquired	41,142	41,142

Deferred financing costs, net	11,003	12,930

Other assets	44,256	46,211

TOTAL ASSETS	$335,876	$332,370

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities	$114,361	$98,700

Long-term debt	208,982	209,789

Other liabilities	9,973	8,279

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity (deficiency)	(11,792)	1,250

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$335,876	$332,370